SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
November 03, 2003

Evolving Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24081	84-1010843
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9777 Mt. Pyramid Court, Suite 100
Englewood, Colorado 80112
(Address of principal executive offices)

Registrant’s telephone number, including area code (303) 802-1000

N/A
Former Name or Former Address, if Changed Since Last Report

ITEM 2.             ACQUISITION OR DISPOSITION OF ASSETS

Terms of the Merger. On November 3, 2003, Evolving Systems, Inc.(“Evolving Systems”) acquired CMS Communications, Inc, an Ohio corporation (“CMS”). CMS was acquired pursuant to an Agreement and Plan of Merger, dated as of November 3, 2003 (the “Merger Agreement”), among Evolving Systems, CMS, a merger subsidiary wholly owned by Evolving Systems, and all of the shareholders of CMS. Pursuant to the Merger Agreement, a wholly owned subsidiary of Evolving Systems was merged with and into CMS, with CMS as the surviving corporation (the “Merger”). As a result of the Merger, CMS became a wholly owed subsidiary of Evolving Systems.

Stock Ownership Following the Merger. In accordance with the Merger, an aggregate of 732,773 shares of Evolving Systems common stock were issued to CMS shareholders.

Conversion of CMS Capital Stock. Each share of CMS common stock issued and outstanding immediately prior to the closing of the Merger was canceled and extinguished and converted automatically into the right to receive 1,146.7496 shares of Evolving Systems Common Stock upon surrender of the certificate representing such share of CMS capital stock in the manner provided in a letter of transmittal sent to each record holder of CMS common stock at the effective time, subject to the escrow provisions of the Merger Agreement described below.

The Stock Escrow Fund. An aggregate of 73,279 of such shares was deposited in escrow, such deposit constituting the stock escrow fund (the “Stock Escrow Fund”), with Wells Fargo Bank West, N.A. (the “Escrow Agent”) to secure certain indemnity obligations of the former CMS shareholders pursuant to the Merger Agreement. The Stock Escrow Fund is available to compensate Evolving Systems for any losses incurred by Evolving Systems directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of CMS or the CMS shareholders contained in the Merger Agreement or any failure by CMS or the CMS shareholders to perform or comply with any covenant contained therein. CMS shareholders will have voting rights with respect to the escrowed shares while in escrow. Subject to resolution of unsatisfied claims of Evolving Systems, the Stock Escrow Fund will terminate upon first anniversary following the closing date of the Merger.

The Cash Escrow Fund. An aggregate of $62,234.10 was deposited in an additional escrow, such deposit constituting the cash escrow fund (the “Cash Escrow Fund”), with the Escrow Agent. The Cash Escrow Fund is available to compensate Evolving Systems for the amount by which net cash (which is the sum of all of CMS’s cash, cash equivalents, prepaid expenses and accounts receivable (minus the allowance for doubtful accounts and warranty reserves) less the sum of all of CMS’s accounts payable, accrued liabilities and deferred revenue as of November 3, 2003) is less than zero. The Cash Escrow Fund will terminate upon the final determination of the net cash.

Securities Act Registration. Pursuant to the Merger Agreement, as soon as practicable Evolving Systems will file a Registration Statement on Form S-3 with the Securities and Exchange Commission for the purpose of registering the shares of Common Stock issued to the former CMS shareholders for resale by the former CMS shareholders.

Accounting Treatment. The Merger is intended to qualify as a tax-free reorganization and to be accounted for as a purchase for financial accounting purposes.

Merger Agreement. The full text of the Merger Agreement and the press release issued in connection with the announcement are attached as Exhibits 2.1 and 99.1, respectively, to this Current Report on Form 8-K.

ITEM 7.             FINANCIAL STATEMENTS AND EXHIBITS

a) Financial Statements of Business Acquired.

The financial statements required to be filed as part of this report will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but not later than 60 days after this Current Report is required to be filed.

b) Pro Forma Financial Statements.

The pro forma financial information required to be filed as part of this report will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but not later than 60 days after this Current Report is required to be filed.

c) Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated as of November 3, 2003 among Evolving Systems, Inc.,  CMS Communications, Inc, a merger subsidiary wholly owned by Evolving Systems and all of the shareholders of CMS Communications, Inc.

4.1	Registration Rights Agreement among Evolving Systems and all of the shareholders of CMS Communications, Inc.
99.1	Press release dated November 3, 2003, “Evolving Systems Acquires CMS Communications In An All Stock Transaction”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2003

Evolving Systems, Inc.

	By:	/s/ George A. Hallenbeck
George A. Hallenbeck
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated as of November 3, 2003 among Evolving Systems, Inc.,  CMS Communications, Inc, a merger subsidiary wholly owned by Evolving Systems and all of the shareholders of CMS Communications, Inc.

4.1	Registration Rights Agreement among Evolving Systems and all of the shareholders of CMS Communications, Inc.
99.1	Press release dated November 3, 2003, “Evolving Systems Acquires CMS Communications In An All Stock Transaction”